Exhibit 10.42

Quarterly Incentive Plan. Pursuant to the quarterly incentive plan (the "Plan"), certain executive officers are eligible to receive shares of Fortegra's common stock if the unit for which they are responsible exceeds its quarterly net revenue targets (the "Revenue Target") by five percent (5%) or more. The actual number of shares granted under the Plan will be determined by dividing (x) 3.25% of the amount by which the product unit exceeds its Revenue Target (which excess is capped at ten percent (10%) of the Revenue Target) (the "Award Value"), by (y) the closing price of the Company's common stock on the last business day of the related fiscal quarter.

The shares are granted under the Company's 2010 Omnibus Incentive Plan and vest immediately upon grant. All award determinations are subject to Compensation Committee approval in accordance with the Plan.